Exhibit 10.13
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is made and entered into as of the 4th day of May, 2010 by and among ALLIANCE BANKSHARES CORPORATION, a Virginia corporation, hereinafter called the “Corporation”, ALLIANCE BANK CORPORATION, a Virginia corporation, hereinafter called the “Bank”, and WILLIAM E. DOYLE, JR., hereinafter called “Executive”, and provides as follows:
RECITALS
     WHEREAS, the Corporation is a bank holding company engaged in the operation of a bank; and
     WHEREAS, the Bank is a financial institution which is a wholly owned subsidiary of the Corporation; and
     WHEREAS, Executive has been involved on an interim basis in the management of the Corporation and the Bank, and possesses managerial experience, knowledge, skills and expertise in such type of business; and
     WHEREAS, the employment of Executive by the Corporation and the Bank is in the best interests of the Corporation, the Bank and Executive; and
     WHEREAS, the parties have mutually agreed upon the terms and conditions of Executive’s employment by the Corporation and the Bank as hereinafter set forth;
TERMS OF AGREEMENT
     NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:
     Section 1. Employment. (a) Executive shall be employed as the President and Chief Executive Officer of the Corporation and the Bank. He shall perform such services for the Corporation and/or one or more Affiliates as may be assigned to Executive by the Corporation from time to time upon the terms and conditions hereinafter set forth.
          (b) References in this Agreement to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for and compensation and benefits payable or provided by any Affiliate. References in this Agreement to the “Corporation” also shall mean and refer to each Affiliate for which Executive performs services. References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by the Corporation, including the Bank.
          (c) The parties recognize that the Boards of Directors of the Corporation and the Bank shall direct the business affairs of the Corporation and the Bank and that the Executive shall be responsible and report to the Boards of Directors. The Boards of Directors shall have the sole authority to set and establish the hours of operation of the business and to set and establish reasonable work schedules and standards applicable to Executive.
          (d) Executive shall be appointed to the Boards of Directors of the Corporation and the Bank as of the effective date of this Agreement. If Executive is a member of any of the Boards of Directors at the time of the termination of his employment by the Corporation for any reason, Executive shall resign from all the Boards of Directors on the same date that such employment terminates.
          (e) References in this Agreement to the “Board of Directors” shall mean and refer to the board of directors of the Corporation, the Bank, or of both, as appropriate.
     Section 2. Term. The term of this Agreement shall continue until May 4, 2012 unless sooner terminated under the terms of this Agreement (the “Initial Term”). This Agreement shall be renewed automatically for successive additional terms of one (1) year each unless either party gives the other notice of nonrenewal at least ninety (90) days prior to any such May 4th anniversary date.
     Section 3. Exclusive Service. Executive shall devote his best efforts and full time to rendering services on behalf of the Corporation in furtherance of its best interests. Executive shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to chief executive officers of bank holding companies and banks.
     Section 4. Salary. (a) As compensation while employed hereunder, Executive, during his faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $299,500. The Board of Directors, in its discretion, may increase Executive’s base salary during the term of this Agreement, but in no event shall the annual base salary be reduced. The annual base salary shall be paid in accordance with the Corporation’s normal payroll practices, but not less frequently than monthly.
          (b) The Corporation shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Executive and the Corporation. The Corporation shall also withhold and remit to the proper party any amounts agreed upon in writing by the Corporation and Executive for participation in any corporate sponsored benefit plans for which a contribution is required.

          (c) Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Executive’s employment by the Corporation.
     Section 5. Corporate Benefit Plans. Executive shall be entitled to participate in or become a participant in any employee benefit plans maintained by the Corporation for the benefit of its senior executives and for which he is or will become eligible under the terms of such plans, as the Corporation may, in its discretion, establish, modify or otherwise change. Such plans include, without limitation, medical, dental and optical insurance, group term life insurance, long term and short term disability insurance, and a 401k retirement plan.
     Section 6. Bonuses. Executive shall receive only such bonuses as the Board of Directors, in its discretion, decides to pay to Executive. Any bonus payments made to Executive hereunder shall be payable to Executive no later than 2-1/2 months after the end of the Corporation’s taxable year or the calendar year, whichever is later, in which such bonus first vested for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).
     Section 7. Expense Account. (a) The Corporation shall reimburse Executive for reasonable and customary business expenses incurred in the conduct of the Corporation’s business. Such expenses will include business meals, out-of-town lodging and travel expenses, and membership dues and costs to attend meetings and conventions of business-appropriate organizations and associations. Executive agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement in accordance with Section 25(d). The Corporation agrees to make prompt payment to Executive following receipt and verification of such reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurs the reimbursable expense.
          (b) The Corporation will provide Executive with an automobile that is owned by the Corporation for his business and reasonable personal use. The Corporation shall pay or reimburse all costs of operation of such automobile, including, without limitation, all maintenance, insurance, fuel and taxes on such automobile.
     Section 8. Sick Leave. Executive shall be entitled to the same sick leave as the Board of Directors may from time to time designate for all senior executive management of the Corporation.
     Section 9. Vacations. Executive shall be entitled to twenty (20) week days of vacation leave each calendar year which shall be taken at such time or times as may be approved by the Corporation and during which Executive’s compensation hereunder shall continue to be paid.
     Section 10. Grant of Qualified Stock Options. Within thirty (30) days of the effective date of this Employment Agreement, Executive shall receive a grant of 50,000 stock options pursuant to the terms of the Alliance Bankshares Corporation 2007 Incentive Stock Plan.

     Section 11. Termination. (a) Notwithstanding the termination of Executive’s employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Corporation to make payments of any vested benefits provided hereunder or the obligations of Executive under Sections 12, 13 and 14.
          (b) Executive’s employment hereunder may be terminated by Executive upon thirty (30) days written notice to the Corporation or at any time by mutual agreement in writing.
          (c) This Agreement shall terminate upon the death of Executive; provided, however, that in such event the Corporation shall pay to the estate of Executive the compensation including salary and accrued bonus, if any, which otherwise would be payable to Executive through the end of the month in which his death occurs. Such payments shall be paid within 60 days of Employee’s death.
          (d) The Corporation may terminate Executive’s employment other than for “Cause”, as defined in Section 11(e), at any time upon written notice to Executive, which termination shall be effective immediately. Executive may resign thirty (30) days after notice to the Corporation for “Good Reason”, as hereafter defined. In the event the Executive’s employment terminates pursuant to this Section 11(d), subject to Section 23 hereof, Executive shall receive a monthly amount equal to one-twelfth (1/12) his rate of annual base salary in effect immediately preceding such termination (“Termination Compensation”) in each month for twelve (12) months. Payments of the Termination Compensation shall be made at the times such payments would have been made in accordance with Section 4(a), but not less frequently than monthly, beginning with the first payroll period of the month following the month during which he terminates employment subject to any delay under Section 25(c). During the period of the payment of the Termination Compensation, Executive shall advise the Corporation of any income received from employment with another employer or self employment which income shall serve as an offset of the Corporation’s obligation to pay the Termination Compensation hereunder. Notwithstanding anything in this Agreement to the contrary, if Executive breaches Section 12 or 13, Executive will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 11(d). In addition, notwithstanding anything in this Agreement to the contrary, the Corporation shall not be required to make payment of the Termination Compensation or any portion thereof to the extent such payment is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any other governmental approval of the payment required by law is not received.
     For purposes of this Agreement, “Good Reason” shall mean:

          (i) The assignment of duties to the Executive by the Corporation which result in the Executive having significantly less authority or responsibility than he has on the date hereof, without his express written consent;
          (ii) The removal of the Executive from or any failure to re-elect him to the position of President and Chief Executive Officer of the Corporation and the Bank;
          (iii) Requiring the Executive to maintain his principal office outside of Fairfax County, Virginia;
          (iv) A reduction by the Corporation of the Executive’s annual base salary (which shall also constitute a breach of Section 4(a) hereof);
          (v) The failure of the Corporation to provide the Executive with substantially the same benefits that are provided to him at the inception of his employment hereunder, except as a result of severe financial distress that leads to a general decrease in the level of compensation or benefits of all or substantially all of the Corporation’s employees;
          (vi) The Corporation’s failure to comply with any material term of this Agreement; or
          (vii) The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 14 hereof.
          (e) The Corporation shall have the right to terminate Executive’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall include termination for Executive’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform assigned duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Corporation’s assets (determined on a reasonable basis) or those of its Affiliates, or material breach of any other provision of this Agreement. In the event Executive’s employment under this Agreement is terminated for Cause, Executive shall thereafter have no right to receive compensation or other benefits under this Agreement.
          (f) The Corporation may terminate Executive’s employment under this Agreement, after having established the Executive’s disability, by giving to Executive written notice of its intention to terminate his employment for disability and his employment with the Corporation shall terminate effective on the 90th day after receipt of such notice if within 90 days after such receipt Executive shall fail to return to the full-time performance of the essential functions of his position (and if Executive’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “disability” means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Corporation or its insurers, and acceptable to Executive or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Corporation or its Affiliates for the benefit of Executive, whichever shall be more favorable to Executive. Notwithstanding any other provision of this Agreement, the Corporation shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.
          (g) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Corporation’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, the Corporation’s obligations under this Employment Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
          (h) If Executive is removed and/or permanently prohibited from participating in the conduct of the Corporation’s affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of the Corporation under this Employment Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.
          (i)(1) If Employee’s employment is terminated without Cause within one year after a Change of Control shall have occurred or if he resigns for Good Reason within one year after a Change of Control shall have occurred, then the Corporation shall pay to Employee as compensation for services rendered to the Corporation and its Affiliates an aggregate amount (subject to any applicable payroll or other taxes required to be withheld) equal to the excess, if any (the “Change of Control Severance Compensation”), of (i) 299% of Employee’s “annualized includable compensation for the base period”, as defined in Section 280G of the Code over (ii) the total amount payable to Employee under Section 11(d). Such Change of Control Severance Compensation shall be paid by the Corporation in equal installments over the twelve months succeeding the date of termination at the times Employee’s base salary payments would have been made in accordance with same Section 4(a), but not less frequently than monthly, beginning with the first payroll period of the month following the month during which he terminates employment, subject to any delay under Section 25(c).
          (2) For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Corporation securities having 50% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation’s directors other than a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation’s Board, or any successor’s board, within two years of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.
          (3) It is the intention of the parties that no payment be made or benefit provided to Executive pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on Executive under Section 4999 of the Code. If the independent accountants serving as auditors for the Corporation on the date of a Change of Control (or any other accounting firm designated by the Corporation) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Corporation under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of payments or benefits required hereunder by the independent accountants shall be binding on the parties. In the event payments or benefits are to be reduced, the Corporation shall effect the reduction by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time. Any reduction pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.
     Section 12. Confidentiality/Nondisclosure. Executive covenants and agrees that any and all information concerning the customers, businesses and services of the Corporation of which he has knowledge or access as a result of his association with the Corporation in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Corporation, be directly or indirectly used, disseminated, disclosed or published by Executive to third parties other than in connection with the usual conduct of the business of the Corporation. Such information shall expressly include, but shall not be limited to, information concerning the Corporation’s trade secrets, business operations, business records, customer lists or other customer information. Upon termination of employment Executive shall deliver to the Corporation all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation or its business, customers, products or services. In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Corporation with the maximum protection. This Section 12 shall not be applicable to any information which, through no misconduct or negligence of Executive, has previously been disclosed to the public by anyone other than Executive.

     Section 13. Covenant Not to Compete. During the term of this Agreement and throughout any further period that he is an officer or employee of the Corporation, and for a period of twelve (12) months from and after the date that Executive is (for any reason) no longer employed by the Corporation, Executive covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) engage in a Competitive Business as an officer, senior manager or in any other capacity in which Executive has duties and responsibilities that are the same as or substantially similar to those he performed during the last twelve months of employment by the Corporation anywhere within a five (5) mile radius of any office operated by the Corporation on the date Executive’s employment terminates; or (ii) solicit, or assist any other person or business entity in soliciting, any depositors or other customers of the Corporation with whom or which Executive has engaged in business on behalf of the Corporation to make deposits in or to become customers of any other financial institution conducting a Competitive Business; or (iii) induce or attempt to induce any individuals to terminate their employment with the Corporation or its Affiliates. As used in this Agreement, the term “Competitive Business” means all banking and financial products and services that are substantially similar to those offered by the Corporation on the date that Executive’s employment terminates. The period of restriction provided hereunder shall be extended by any period of time during which the Executive is in breach of its provisions.
     Section 14. Injunctive Relief, Damages, Etc. Executive agrees that given the nature of the positions held by Executive with the Corporation, that each and every one of the covenants and restrictions set forth in Sections 12 and 13 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business, and in the development of Executive. Accordingly, the parties hereto agree that in the event of any breach by Executive of any of the provisions of Sections 12 or 13 that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and Executive shall be liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and actual attorneys’ fees, incurred by the Corporation as a result of taking action to enforce, or recover for any breach of, Section 12 or Section 13. The covenants contained in Sections 12 and 13 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Should a court of competent jurisdiction determine that any term or provision of the covenants and restrictions set forth in Section 12 above is unenforceable as being overbroad as to time, area or scope, the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the Corporation’s legitimate business interests and render Section 13 enforceable.
     Section 15. Binding Effect/Assignability. This Employment Agreement shall be binding upon and inure to the benefit of the Corporation and Executive and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Executive or any beneficiary or beneficiaries designated by Executive. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Corporation, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the compensation described in Section 11(d). As used in this Agreement, Corporation shall include any successor to its respective business, stock or assets as aforesaid which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
     Section 16. Governing Law. This Employment Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to its principles of conflict of laws.
     Section 17. Litigation. In the event of any dispute between the parties concerning this Agreement, each party shall be responsible for obtaining counsel at its own expense and for payment of its own attorney’s fees.
     Section 18. Invalid Provisions or Terms. The invalidity or unenforceability of any particular provision or term of this Employment Agreement shall not affect the validity or enforceability of any other provisions or terms hereof, and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions or terms were omitted.
     Section 19. Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its registered office or in the case of Executive to his last known address.
     Section 20. Entire Agreement. (a) This Employment Agreement constitutes the entire agreement among the parties with respect to the subject matters hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matters hereof.
          (b) This Employment Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.
     Section 21. Amendment and Waiver. This Employment Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Employment Agreement shall be valid unless in writing and signed by the person or party to be charged.

     Section 22. Case and Gender. Wherever required by the context of this Employment Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.
     Section 23. Captions. The captions used in this Employment Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.
     Section 24. Temporary Living Expenses and Moving Expenses. (a) In recognition of the fact that Executive will relocate his personal residence from Charlottesville, Virginia to the geographic area of the Corporation, the Corporation will reimburse Executive for the reasonable rent and related utilities incurred by him while living in temporary housing in the vicinity of the Corporation for up to six (6) months beginning with the effective date of this Employment Agreement, or through October 31, 2010; provided, however, that such reimbursement shall not exceed $2,300 per month and that all reimbursements hereunder shall be grossed up for income taxes.
          (b) The Corporation will reimburse Executive the necessary and reasonable costs of moving his and his immediate family’s household possessions from Charlottesville, Virginia to a new residence in the geographic vicinity of the Corporation. To be eligible for reimbursement, the Executive must be employed at the time the expense is incurred, and must be approved by the Corporation’s Board of Directors
          (c) The reimbursements in this Section 24 shall be subject to the requirements of Section 25(d).
     Section 25. Code Section 409A Compliance. (a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and applicable guidance issued thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
          (b) Neither Employee nor the Corporation shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.
          (c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits that subject to Code Section 409A and that are paid upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. If Employee is deemed on the date of separation from service with the Corporation to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Corporation from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s separation from service or (ii) the date of Employee’s death. In the case of benefits, however, Employee may pay the cost of benefit coverage, and thereby obtain benefits, during such six month delay period and then be reimbursed by the Corporation thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh month following the date of Employee’s separation from service or, if earlier, on the date of Employee’s death, all payments delayed pursuant to this Section 23 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
          (d) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits that are subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Corporation’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.
          (e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
          (f) When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Corporation.
          (g) Notwithstanding any of the provisions of this Agreement, the Corporation shall not be liable to Employee if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409.
     Section 26. Regulatory Approvals. To the extent that the Corporation’s entry into this Agreement and/or performance of any obligations hereunder are subject to and/or limited by applicable statutes, regulations, and/or prior regulatory approval, the Corporation and the

Executive agree and acknowledge that the Corporation’s obligation(s) hereunder are conditioned upon the receipt of such approval or approvals.
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     IN WITNESS WHEREOF, the Corporation has caused this Employment Agreement to be signed by its duly authorized officer and Executive has hereunto set his hand and seal on the day and year first above written.

ALLIANCE BANKSHARES CORPORATION

	By:	/s/ William M. Drohan
	Title:	Chairman of the Board of Directors

ATTEST:

/s/ Paul M. Harbolick, Jr.

ALLIANCE BANK CORPORATION

	By:	/s/ William M. Drohan
	Title:	Chairman of the Board of Directors

ATTEST:

/s/ Paul M. Harbolick, Jr.

EMPLOYEE

	By:	/s/ William E. Doyle, Jr.	(SEAL)

William E. Doyle, Jr.

ATTEST:

/s/ Paul M. Harbolick, Jr.

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